EXHIBIT 10.6(f)

PARS AWARD AGREEMENT

(Omnibus Form, Last Revised 8/29/18)

To:	______________ (“you”)

From:	Human Resources and Compensation Committee of the Board of Directors (the “Committee”)

Subject:	ESCO Technologies Inc. 2018 Omnibus Incentive Plan (“Plan”) –
20__ Award (“Award”)

1. Award. Effective ________, 20__ (the “Effective Date”) the Committee has awarded to you ______ Performance-Accelerated Restricted Share Units (the “PARS Units”) pursuant to the Plan, representing the right to receive ______ shares of Company Stock (net of tax withholdings) upon satisfaction of all of the terms and conditions set forth in this Award Agreement and in the Plan, a copy of which has been delivered to you.

2. Payout Terms.

(a)          If you are continuously employed by the Company or a subsidiary, limited liability company, other entity directly or indirectly wholly owned by the Company (“Company Owned Entity”) from the Effective Date through the close of business on the “Vesting Date” as defined in the following paragraphs, you will become entitled to receive one share of Company Stock for each PARS Unit, and such shares of Company Stock will be issued to you (net of tax withholdings) as of the next business day after the Vesting Date.

(b)          The Vesting Date is _________, 20__. However, the Vesting Date may be accelerated as to all or part of the PARS Units upon the occurrence of one or more of the conditions set forth in paragraph 2(c) and/or 2(d).

(c)          Notwithstanding paragraph 2(b), if, as of any date during the two-year period commencing ________, 20__ and ending _________, 20__, the 30-Day Average Value Per Share of Company Stock reaches an amount set forth in column (A) below, the Vesting Date for the corresponding percentage of the PARS Units set forth under column (B) below will be accelerated according to the following schedule:

Acceleration Period	Vesting Date
_________ – _________	_________
_________ – _________	_________
After _________	_________

(A) If the 30-Day Average Value Per Share of Company Stock reaches at least:	(B) The Cumulative Percent of Award Accelerated shall be:
$_____	100%
$_____	50%

Whether or not the above conditions for acceleration are met, the Committee may, but shall not be obligated to, in its sole discretion authorize full or partial acceleration of the Vesting Date based upon its evaluation of the Company’s financial performance against such other performance measures as the Committee may consider appropriate, including (by way of example and not limitation) cash flow, earnings, sales and margins.

(d)          Notwithstanding paragraphs 2(a), 2(b) or 2(c), if there is a Change of Control before all shares of Company Stock have been issued to you under this Award and either:

(i)           You are and have been continuously employed by the Company or a Company Owned Entity through and on the effective date of the Change of Control (the “CoC Effective Date”), or

(ii)          You have been continuously employed by the Company or a Company Owned Entity and not more than ninety (90) days prior to the CoC Effective Date your employment with the Company or Company Owned Entity is terminated, and such termination was done at the request of a third party who, at such time, had taken steps reasonably calculated to effect a Change of Control, such termination was not because of your death, Disability or for Cause, and such Change of Control subsequently does occur;

then the entire then-remaining undistributed portion of the Award will be converted into the right to receive cash in an amount equal to the number of then-remaining PARS Units multiplied by the average of the daily closing price of the Company’s common stock on the New York Stock Exchange over the last ten trading days preceding the CoC Effective Date, and such cash will be paid to you (net of required tax withholdings) within 30 days after the CoC Effective Date. However, in such event, the following additional terms will apply to the Award:

[Alternate A – For Awards to Severance Plan Participants]

(I)	Notwithstanding the foregoing provisions of this paragraph 2(d), in the event a certified public accounting firm designated by the Committee (the “Accounting Firm”) determines that any payment (whether paid or payable pursuant to the terms of this Award or otherwise and each such payment hereinafter defined as a “Payment” and all Payments in the aggregate hereinafter defined as the “Aggregate Payment”), would subject you to tax under Section 4999 of the Internal Revenue Code of 1986 (“Code”) then such Accounting Firm shall determine whether some amount of payments would meet the definition of a “Reduced Amount”. If the Accounting Firm determines that there is a Reduced Amount, payments shall be reduced so that the Aggregate Payments shall equal such Reduced Amount. For purposes of this clause 2(d)(I), the “Reduced Amount” shall be the largest Aggregate Payment which (A) is less than the sum of all Payments and (B) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if Payments were made without regard to this clause 2(d)(I). “Net After Tax Receipt” means the Present Value (defined under Section 280G(d)(4) of the Code) of a Payment net of all taxes imposed on you under Section 1 and 4999 of the Code by applying the highest marginal rate under Section 1 of the Code.

[Alternate B – For Awards to All Other Participants]

(I)	Notwithstanding the foregoing provisions of this paragraph 2(d), in the event a certified public accounting firm designated by the Committee (the “Accounting Firm”) determines that any payment (whether paid or payable pursuant to the terms of this Award or otherwise and each such payment hereinafter defined as a “Payment” and all Payments in the aggregate hereinafter defined as the “Aggregate Payment”), would subject you to tax under Section 4999 of the Internal Revenue Code of 1986 (“Code”) then such Accounting Firm shall determine whether some amount of payments would meet the definition of a “Reduced Amount”. If the Accounting Firm determines that there is a Reduced Amount, payments shall be reduced so that the Aggregate Payments shall equal such Reduced Amount. For purposes of this clause 2(d)(I), the “Reduced Amount” shall be the largest Aggregate Payment which results in no tax being imposed on the Participant under Section 4999 of the Code.

[Note: Include II for All Participants]

(II)	As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination of the Accounting Firm hereunder, it is possible that Payments will be made by the Company or a Company Owned Entity which should not have been made (the “Overpayments”) or that additional Payments which the Company or a Company Owned Entity has not made could have been made (the “Underpayments”), in each case consistent with the calculations of the Accounting Firm. In the event that the Accounting Firm, based either upon (A) the assertion of a deficiency by the Internal Revenue Service against the Company or a Company Owned Entity or you which the Accounting Firm believes has a high probability of success or (B) controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to you which you shall repay to the Company or Company Owned Entity together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no amount shall be payable by you to the Company or Company Owned Entity if and to the extent such payment would not reduce the amount which is subject to taxation under Section 1 and Section 4999 of the Code or if the period of limitations for assessment of tax has expired. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company or Company Owned Entity to you together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

(e)          Notwithstanding any other provision of this Section 2, if your employment terminates on account of death or Disability prior to the time you become entitled to receive a distribution in respect of this Award, the Committee, in its absolute discretion, may make such full, pro-rata, or no distribution of Company Stock in satisfaction of this Award as it may determine, either to you or, if termination is on account of death, to your surviving spouse, heirs or estate as it may determine, all in its sole and complete discretion. If your employment terminates on account of retirement with the approval of the Committee:

(i)          Any PARS Award granted to you within 12 months prior to the participant’s retirement date shall be forfeited and no distribution shall be made;

(ii)         With respect to any other outstanding PARS Award, that portion, if any, of the Award for which the distribution date has been accelerated in full or in part due to satisfaction of the applicable performance goal(s) prior to your retirement date shall vest and be distributed in full;

(iii)        All other outstanding PARS Awards (including any non-distributed portion of an Award distributed in part under the preceding clause (ii)) shall vest and be distributed to you pro rata based on the number of months elapsed during the PARS Award Term as of the retirement date compared to the total number of months in the PARS Award Term; and

(iv)        Any distribution to which you become entitled under this section shall be made as soon as administratively feasible but not later than 2½ months after your retirement date.

3. Share Ownership Requirements. You are expected to own shares of Company Stock with a fair market value equal to a multiple of your total cash compensation (the “Share Ownership Requirement”). If you do not currently meet your Share Ownership Requirement, you must retain 50% of any Award distribution which you receive under Section 2 (which will be net of any tax withholdings) until the Share Ownership Requirement is satisfied. Thereafter you must maintain ownership of a sufficient number of shares of Company Stock to ensure that the Share Ownership Requirement remains satisfied. The satisfaction of the requirements of this Section 3 will be reviewed periodically as determined by the Committee.

4. Definitions. For purposes of the Award, the following terms have the following meanings:

(a)          “30-Day Average Value Per Share” means the average of the daily closing price of Company Stock on the New York Stock Exchange over any period of 30 consecutive trading days on which Company Stock is traded.

(b)          “Cause” means:

(i)           Your willful and continued failure to perform substantially all of your duties with the Company or Company Owned Entity (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for such performance is delivered to you by the Company’s Board of Directors in a case where you are the Chief Executive Officer of the Company (“CEO”), or otherwise by the CEO, which specifically identifies the manner in which such Board or CEO believes that you have not substantially performed your duties, or

(ii)          Your willful engagement in (A) illegal conduct (other than minor offenses), or (B) conduct which is in breach of your fiduciary duty to the Company or Company Owned Entity and which is demonstrably injurious to the Company or Company Owned Entity, its reputation or its business prospects.

(c)          “Change of Control” means:

(i)          The purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then-outstanding shares of common stock of the Company or the combined voting power of the Company’s then-outstanding voting securities entitled to vote at any general or special meeting of shareholders; or

(ii)          A change in composition of the Board of Directors of the Company (the “Board” and, as of the date hereof, the “Incumbent Board”) resulting in individuals who constitute the Incumbent Board ceasing for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this section, considered as though such person were a member of the Incumbent Board; or

(iii)        Approval by the stockholders of the Company of (A) a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities, or (B) a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, an isolated sale, spin-off, joint venture or other business combination by the Company, which involves one or more divisions of the Company or Company Owned Entity and is approved by a majority vote of the Incumbent Board, shall not be deemed to be a Change of Control.

(d)          “Company Stock” means the common stock of the Company.

(e)          “Disability” means your absence from your duties with the Company or Company Owned Entity on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which incapacity is determined to be total and permanent by a physician selected by the Company or Company Owned Entity or its insurers and acceptable to you or your legal representative.

(f)          “Fiscal Year” means the fiscal year of the Company, which as of the date hereof is the twelve month period commencing October 1 and ending September 30.

[For UK Awards Only](g) “Personal Data” means any personal information that could identify you.

5. Taxes. Company Stock issued pursuant to an Award shall be valued for tax purposes at its closing price on the New York Stock Exchange on the Vesting Date, or if the Company Stock is not traded on such Exchange on the Vesting Date, then on the last day prior to the Vesting Date on which the Company Stock is traded on such Exchange. Sufficient shares of Company Stock or cash, as the case may be, shall be withheld from any distribution hereunder to satisfy the Company’s tax withholding requirements in respect of such distribution.

[Alternate A – For Non-CA Awards Only]6. Covenants.

(a)          You agree that during the period beginning on the Effective Date and ending two (2) years after the date on which you receive the final distribution of Company Stock (or payment of cash, in the event of a Change of Control) to which you are or become entitled under Section 2 of this Award, you will not do any of the following:

(i)           As an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly carry on any business or become involved in any business activity, which is (A) competitive with the business of the Company or any Company Owned Entity, as presently conducted and as said business may evolve in the ordinary course, and (B) a business or business activity in which you were engaged in the course of your employment with the Company or any Company Owned Entity; but notwithstanding the foregoing, nothing herein shall prevent you from being a 2% or less shareholder of a publicly traded corporation;

(ii)          As an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly recruit, solicit or hire, or assist anyone else in recruiting, soliciting or hiring, any employee of the Company or any Company Owned Entity;

(iii)        Induce or attempt to induce, or assist anyone else to induce or attempt to induce, any customer of the Company or any Company Owned Entity, to discontinue its business with the Company or Company Owned Entity;

(iv)        Engage in the unauthorized use or disclosure of confidential information or trade secrets of the Company or any Company Owned Entity resulting in harm to the Company or any Company Owned Entity; or

(v)         Engage in intentional misconduct resulting in a financial restatement or in an increase in your incentive or equity compensation.

(b)          In the event of a breach or threatened breach of the covenants described in paragraph 6(a), the Company or any Company Owned Entity shall be entitled, in addition to any other legal or equitable remedies it may have:

(i)           To temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. You hereby expressly acknowledge that the harm which might result as a result of any noncompliance by you would be largely irreparable, and you agree that if there is a question as to the enforceability of any of the provisions of this Award, you will abide by the Award until after the question has been resolved by a final judgment of a court of competent jurisdiction;

(ii)          To cancel this Award; and/or

(iii)         To recover from you (1) any shares of stock transferred to you under this Award during any period(s) (A) that you were in breach of any of the above described covenants or (B) in the case of intentional misconduct resulting in a financial restatement during the periods that required statement, but in either case not to exceed three years, and (2) the proceeds from any sales of such shares received under this Award during the above time periods to the extent such shares transferred to you under this Award have been sold or retained by the Company to pay your taxes. The Committee shall have sole discretion in determining the amount that shall be recovered from you under this subparagraph 6(b)(iii).

[Alternate B – For CA Awards Only]6. Covenants.

(a)          To the extent that you engage in conduct described in paragraph 6(b) during the period beginning on the Effective Date and ending two (2) years after the date on which you receive the final distribution of Company Stock (or payment of cash, in the event of a Change of Control) to which you are or become entitled under Section 2 of this Award, you agree that the Company or any Company Owned Entity shall be entitled to recover amounts as described in paragraph 6(c).

(b)          The conduct described in this paragraph 6(b) is any of the following:

(i)          As an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly carrying on any business or becoming involved in any business activity, which is (A) competitive with the business of the Company or any Company Owned Entity, as presently conducted and as said business may evolve in the ordinary course, and (B) a business or business activity in which you were engaged in the course of your employment with the Company or any Company Owned Entity; but notwithstanding the foregoing, nothing herein shall prevent you from being a 2% or less shareholder of a publicly traded corporation;

(ii)          As an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly recruiting, soliciting or hiring, or assisting anyone else in recruiting, soliciting or hiring, any employee of the Company or any Company Owned Entity;

(iii)          Inducing or attempting to induce, or assisting anyone else to induce or attempt to induce, any customer of the Company or any Company Owned Entity, to discontinue its business with the Company or any Company Owned Entity;

(iv)          Engaging in the unauthorized use or disclosure of confidential information or trade secrets of the Company or any Company Owned Entity resulting in harm to the Company or any Company Owned Entity; or

(v)          Engaging in intentional misconduct resulting in a financial restatement or in an increase in your incentive or equity compensation.

(c)          In the event you engage in conduct described in paragraph 6(b), the Company or any Company Owned Entity shall be entitled:

(i)           To cancel this Award; and/or

(ii)          To recover from you (1) any shares of stock transferred to you under this Award during any period(s) (A) that you were in breach of any of the above described covenants or (B) in the case of intentional misconduct resulting in a financial restatement during the periods that required statement, but in either case not to exceed three years , and (2) the proceeds from any sales of such shares received under this Award during the above time periods to the extent such shares transferred to you under this Award have been sold or retained by the Company to pay your taxes. The Committee shall have sole discretion in determining the amount that shall be recovered from you under this subparagraph (ii).

7. Choice of Law; Venue. This Award shall be construed and administered in accordance with the laws of the State of Missouri without regard to the principles of conflicts of law which might otherwise apply. In light of the fact that the Company is headquartered in St. Louis, Missouri, the Plan was established and is administered in the State of Missouri and the majority of the Committee’s meetings are held in the State of Missouri, any litigation concerning any aspect of this Award shall be conducted exclusively in the State or Federal Courts in the State of Missouri.

8. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, (a) the parties agree that such provision(s) will be enforced to the maximum extent permissible under the applicable law, and (b) any invalidity, illegality or unenforceability of a particular provision will not affect any other provision of this Agreement.

9. Amendment. The Award may be amended by written consent between the Company and you.

[For UK Awards Only]10. Data Protection.

(a)          In accepting the grant of the PARS Unit(s), you consent to the collection, holding, processing and transfer of your Personal Data by the Company or any Company Owned Entity for all purposes connected with the operation of the Plan.

(b)          The purposes of the Plan referred to in paragraph 10(a) include, but are not limited to:

(i)           Holding and maintaining details of your PARS Units;

(ii)          Transferring your Personal Data to the trustee of an employee benefit trust, the Company’s registrars or brokers or any administrators of the Plan;

(iii)         Transferring your Personal Data to a bona fide prospective buyer of the Company or any Company Owned Entity or business unit (or the prospective buyer’s advisers), provided that the prospective buyer, and its advisers, irrevocably agree to use your Personal Data only in connection with the proposed transaction and in accordance with the data protection principles set out in the Data Protection Act 1998; and

(iv)          Transferring your Personal Data under paragraph 10(b)(ii) or paragraph 10(b)(iii) to a person who is resident in a country or territory outside UK or the European Economic Area that may not provide the same statutory protection for the information as countries within the European Economic Area.

[For Awards to Licensed Attorneys Only]11. Ethical Obligations. In recognition of your ethical duties and responsibilities as a licensed attorney, the parties agree that nothing in this Award shall prevent you from providing legal advice or otherwise being engaged in the practice of law; provided, however, that you agree not to breach any ethical obligations you have by virtue of being, or having been, the Company’s corporate counsel.

Executed __________, 20__.

ESCO TECHNOLOGIES INC.	AGREED TO AND ACCEPTED:

By:

Vice President	Participant